EXHIBIT 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of the H.J. Heinz Finance Company of our report dated June 14, 2001, except for footnote 18, for which the date is July 6, 2001 relating to the financial statements, which appears in the H.J. Heinz Company's 2001 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended May 2, 2001. We also consent to the incorporation by reference of our report dated June 14, 2001 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Heinz Selected Consolidated Financial Data" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Pittsburgh, PA

March 26, 2002